                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of Commission Only (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             SOVEREIGN BANCORP, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

      (2)    Form, Schedule or Registration Statement No.:

      (3)    Filing Party:

      (4)    Date Filed:

                            [SOVEREIGN BANCORP LOGO]



March 25, 2002


Dear Fellow Shareholder:

     Sovereign Bancorp, Inc. will hold its 2002 Annual Meeting of Shareholders on Wednesday, April 24, 2002, 10:00 a.m. at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island. Sovereign has the third largest banking franchise in Rhode Island. As a significant member of the Rhode Island community, we are proud to hold our Annual Meeting of Shareholders in Providence, Rhode Island, this year.

     Sovereign's Board of Directors believes that it is important for Sovereign's shareholders to participate in the process by which Sovereign's directors are elected and other important matters of interest to Sovereign's shareholders are considered. The election of diligent, active, involved and responsible directors is the cornerstone of corporate governance at Sovereign. Sovereign's Board actively chooses, directs and compensates Sovereign's senior management, establishes programs to oversee Sovereign's compliance with laws and reviews corporate plans, policies and commitments with a view to representing all of Sovereign's stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves.

     THE NOTICE AND PROXY STATEMENT, WHICH ARE SET FORTH IN THE FOLLOWING PAGES, DESCRIBE THE BUSINESS TO BE CONDUCTED AT THE MEETING. THE PROPOSALS TO BE ACTED ON AT THE MEETING HAVE BEEN UNANIMOUSLY APPROVED AND RECOMMENDED BY SOVEREIGN'S BOARD OF DIRECTORS. PLEASE CAREFULLY READ THE DESCRIPTION OF THE PROPOSALS AND VOTE FOR THEIR ADOPTION.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed envelope. This will not prevent you from voting in person at the Meeting but will assure that your vote is counted if you are unable to attend.

     ADMISSION TO THE MEETING WILL BE BY TICKET ONLY. IF YOU ARE A SHAREHOLDER PLANNING TO ATTEND THE MEETING, PLEASE RETAIN THE ADMISSION TICKET INCLUDED INSIDE THE PROXY STATEMENT AND PRESENT IT AT THE MEETING. IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROVIDE THE INFORMATION REQUESTED ON THE ATTENDANCE CARD INCLUDED INSIDE THE PROXY STATEMENT AND RETURN IT AS SOON AS POSSIBLE.

     We urge you to participate in the Meeting in person or by proxy. Thank you very much for your continued interest in Sovereign.

                                          Sincerely,

                                          /s/ Richard E. Mohn
                                          ---------------------
                                          Richard E. Mohn
                                          Chairman of the Board


                                          /s/ Jay S. Sidhu
                                          ---------------------
                                          Jay S. Sidhu
                                          President and Chief Executive Officer

                            [SOVEREIGN BANCORP LOGO]




                               ----------------
                                     NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 24, 2002
                               ----------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Sovereign Bancorp, Inc. ("Sovereign") will be held on Wednesday, April 24, 2002, at 10:00 a.m. (Eastern Time) at the Westin Providence Hotel, One West Exchange Street, Providence, Rhode Island, for the following purposes:

     (1) To elect two (2) Class III directors of Sovereign to serve for a term of three years and until their successors shall have been elected and qualified;

     (2) To ratify the appointment by Sovereign's Board of Directors of Ernst & Young LLP as Sovereign's independent auditors for the fiscal year ending December 31, 2002; and

     (3) To transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 1, 2002 are entitled to notice of, and to vote at, the Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.


                                          By Order Of The Board Of Directors

                                          /s/ David A. Silverman
                                          -------------------------
                                          David A. Silverman
                                          Secretary


Philadelphia, Pennsylvania
March 25, 2002

                            SOVEREIGN BANCORP, INC.

                            -----------------------

                                PROXY STATEMENT
                        Annual Meeting of Shareholders
                                 April 24, 2002

                            -----------------------
                              GENERAL INFORMATION


     Solicitation of Proxies. The Board of Directors of Sovereign Bancorp, Inc. ("Sovereign"), parent company of Sovereign Bank, is providing this Proxy Statement to solicit proxies for use at Sovereign's annual meeting of shareholders to be held on April 24, 2002, or any adjournment thereof (the "Meeting"). Sovereign is first mailing this Proxy Statement and the accompanying proxy on or about March 25, 2002. Sovereign will pay the expense of soliciting proxies. Sovereign expects to solicit proxies primarily by mail. Sovereign's directors, officers and team members may also solicit proxies personally, by telephone and other electronic medium.

     Voting and Revocation of Proxies. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy bearing a later date to the Secretary of Sovereign, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on March 1, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 251,969,280 shares of Sovereign common stock outstanding, each of which will be entitled to one vote at the Meeting.

     If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees and "FOR" the ratification of Ernst & Young LLP as Sovereign's independent auditors for 2002. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders, including with respect to any matters not complying with the advance notice provisions set forth in Sovereign's Bylaws.

     Quorum. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.

     Attendance at the Meeting. Attendance at the Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of Sovereign. Admission will be by ticket only. If you are a shareholder planning to attend the Meeting, please retain the admission ticket included inside the Proxy Statement and present it at the Meeting. Tickets may be issued to others at the discretion of Sovereign. If you plan to attend the Meeting, please provide the information requested on the attendance card included inside the Proxy Statement and return it as soon as possible.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS,
                       SOVEREIGN'S GOVERNANCE PROCEDURES
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

     Sovereign's Articles of Incorporation provide that the number of Sovereign directors shall consist of not less than six nor more than twenty members, as fixed by the Board of Directors from time to time. The Articles also divide the Board into three classes, which under applicable law, must be, in terms of the number of directors in each class, as nearly equal as possible.

     Consistent with its perception of good principles of corporate governance, Sovereign historically has required that the preponderance of its Board consist of outside, non-employee directors, and has delegated important policy making and oversight functions to committees that also consist predominantly of outside directors. A description of the committees that possess significant corporate governance responsibilities is set forth below.

   o Sovereign's Audit Committee consists of three directors, all of whom are outside directors. Sovereign's Audit Committee serves as the principal liaison among the Board of Directors, Sovereign's independent auditors and Sovereign's internal audit function. It is responsible for, among other things, reporting to Sovereign's Board on the results of the annual audit. The Committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, and other matters considered appropriate. The Committee also reviews the performance of Sovereign's independent auditors in connection with the audit of Sovereign's financial statements. Importantly, from a corporate governance perspective, the Audit Committee also regularly evaluates the independent auditors' independence from Sovereign and Sovereign's management, including focusing on consulting and other services provided by them and the potential impact on independence. Depending on the nature of matters under review, the outside auditors, and such officers and other team members, as necessary, attend all or part of the meetings of the Committee. Sovereign's Audit Committee met four times in 2001.

   o Sovereign's Nominating Committee consists of four directors, all of whom are outside directors. Sovereign's Bylaws provide for both shareholder and Board nomination of director candidates. The Committee has the important task of taking the first step toward assuring good corporate governance by identifying, reviewing and recommending, to the full Board, potential nominees for submission to Sovereign's shareholders for election as directors of Sovereign or for election to fill vacancies on the Board. The Committee strives to identify, review and recommend only those nominees who appear to possess (i) the highest personal and professional ethics, integrity and values; (ii) sufficient education and breadth of experience to understand, evaluate and suggest solutions to the many problems facing financial institutions in an increasingly competitive environment; (iii) a reasoned and balanced commitment to Sovereign's social responsibilities;
     (iv) an interest in and the availability of time to be involved in Sovereign's affairs over a sustained period; (v) the reputation and stature required to represent Sovereign in the communities Sovereign serves, as well as before Sovereign's shareholders and other stakeholders;
     (vi) a willingness to objectively appraise management performance in the interest of Sovereign and its stakeholders; (vii) an open mind on all policy issues affecting the overall interests of Sovereign and its stakeholders; and (viii) willingness to participate only in other activities or interests which do not create a conflict, or the appearance of a conflict, with the director's responsibilities to Sovereign and its stakeholders. The Committee's review of candidates is performed without regard to gender, race or religious affiliation. One of the objectives of this review is to have a Board which consists of members with a mix of diverse backgrounds, skills, experiences and personalities which will foster, not only good decision making, but also the chemistry to create an environment encouraging active, constructive, and informed participation among Board members. The Committee met one time in 2001.

   o Sovereign's Ethics and Corporate Governance Committee, which Sovereign believes to be one of the few such Board committees in the United States, consists of six directors, five of whom are outside directors. The Committee monitors, oversees and reviews compliance, by Sovereign's directors, officers and team members with Sovereign's Code of Conduct. Sovereign's Code of Conduct regulates potential conflicts of interest and transactions between Sovereign and its affiliates, the possible misuse or abuse of confidential information by Sovereign affiliates, and trading in Sovereign stock by Sovereign affiliates. The Committee function, therefore, is to assure, to the extent practicable, that Sovereign's directors, management, other affiliates and team members act in accordance with the highest standards of professional and ethical conduct. When exercising its authority, the Committee is required to consider Sovereign's mission, vision and values, including the impact of its actions on Sovereign's stakeholders, including Sovereign's shareholders, customers and team members, and the communities Sovereign serves. The Committee also is required to periodically review Sovereign's Code of Conduct and to make recommendations to the Board with respect to modification. In 1996, Sovereign expanded the scope of the responsibility of this Committee to specifically include corporate governance matters. The Committee was not required to meet in 2001.

   o Sovereign's Compensation Committee consists of five directors, all of whom are outside directors. This Committee is responsible for the important task of studying and making recommendations to the Board on compensating and providing incentive to executive management, principally Sovereign's Chief Executive Officer. Among other responsibilities, the Committee makes appraisals of the Chief Executive Officer. In addition, the Committee reviews Sovereign's executive compensation structure in an effort to insure that executive compensation (i) is competitive and (ii) is closely linked to Sovereign's financial performance. The Committee also attempts to assure that clear goals are defined for the management team and that the interests of executive management are aligned, to the extent practicable, with the interests of Sovereign's shareholders. This Committee met two times in 2001.

     Sovereign also maintains a number of other important committees, including Sovereign's Mergers and Acquisition Committee, Sovereign's Retirement Savings Plan Committee and Sovereign's Executive Committee. Sovereign's Mergers and Acquisition Committee, which met once in 2001, consists of four directors, three of whom are outside directors. The Committee reviews Sovereign's strategic options, including acquisitions, mergers of equals and the sale of Sovereign. Sovereign's Retirement Savings Plan Committee, which met one time in 2001, presently consists of six directors, five of whom are outside directors. This Committee monitors Sovereign's Employee Stock Ownership Plan, Stock Purchase Plan, 401(k) Retirement Plan and Sovereign's Deferred Compensation Plans and Programs. This Committee also approves Sovereign's investment policy and guidelines, reviews investment performance, and appoints and retains trustees and investment managers for Sovereign's retirement plans. The Board of Directors also has an Executive Committee, which has the ability to exercise all of the powers of the Board in the management and direction of the business and affairs of Sovereign between Board meetings, except those, which by statute, are reserved to the Board of Directors. Sovereign's Executive Committee, which was not required to meet in 2001, consists of four directors, three of whom are outside directors.

     Also consistent with its perception of good corporate governance, Sovereign's Board, working with management, has established a series of practices and procedures to assure a flow of information about Sovereign's business to its directors in an effort to maximize continued active interest, involvement and participation by Board members, as well as diligent and effective Board decision making.

     New Sovereign directors receive manuals which include information on Sovereign's vision, mission, values and style, as well as copies of Sovereign's Bylaws, significant policies, procedures and guidelines. They are also provided with an opportunity to meet with Sovereign's management and visit Sovereign's facilities.

     Pre-meeting materials are routinely distributed to Board members in advance of meetings. These materials include in-depth reports on each of Sovereign's critical success factors, including reports on asset quality, cost containment, revenue enhancement, interest rate risk management and other risks.

These materials also include reports for Sovereign's major business units, consisting not only of financial data, but also production, sales and marketing data and information on market and industry trends, as well. These materials also include background and write-ups on items coming before the Board. In an effort to be informed, directors also periodically meet with management teams in Sovereign's various lines of business and visit various geographic markets served by Sovereign, as well as other Sovereign locations germane to the decision making process.

     Senior and executive officers routinely attend at least a portion of every Board meeting and they, and other members of management, frequently brief and seek advice from the Board, not only on items coming before the Board, but also on new products, marketing strategies and human resource initiatives. The Board periodically invites professionals and representatives of securities firms to make presentations to the Board in order to make the Board more aware, among other things, of investor perceptions of Sovereign. The Board also periodically meets with Sovereign's regulators in order for these regulators to make the Board more aware of the changing regulatory environment, and industry trends, as well as to discuss their assessment of Sovereign. Board members take these and other opportunities to actively discuss Sovereign specific and industry specific information and trends with these officers and other visitors.

     Sovereign's Board meets once or twice each year, over a two-day period, in addition to regular board meetings, with Sovereign's executive management team to review Sovereign's business plans, discuss corporate strategy and evaluate Sovereign's strengths, weaknesses, opportunities and threats, as well as to review Sovereign's progress against Sovereign's vision, mission, values and critical success factors.

     Sovereign's Board also extensively studies Sovereign's strategic alternatives including sale, continuing its current strategy, or engaging in a merger of equals at least once a year. Sovereign has pursued this policy for over a decade and expects to continue it in the future, particularly in light of rapidly changing competitive conditions. Investment banking firms are usually asked to provide material for and/or to make presentations to or otherwise assist the Board at these sessions.

     In addition, Sovereign's Board has identified the following areas of Board and Board committee involvement and responsibility as its principal areas of focus in its efforts to achieve good corporate governance and to represent Sovereign's stakeholders effectively:

   o ongoing active and participatory review of Sovereign's strategic plan and its long range goals and of Sovereign's performance against such plan and goals, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals;

   o monitoring of Sovereign's activities which may pose significant risks to Sovereign and of Sovereign's programs to respond to and contain such risks;

   o ongoing review and monitoring of Sovereign's progress in achieving its critical success factors, including assessment of the development of Sovereign's key team members;

   o periodic, independent and objective review of the performance and development of the Chief Executive Officer and other members of executive management and their compensation relative to such performance;

   o ongoing review of Sovereign's adherence to its corporate "Mission," "Vision" and "Values," which include Sovereign's articulation of its responsibilities to its stakeholders, including its shareholders, customers, team members, and the communities Sovereign serves;

   o periodic study, using outside resources, of Sovereign's strategic alternatives, including sale, continuing its current strategy, or engaging in a merger of equals;

   o ongoing review of, and compliance with, Sovereign's policies and procedures, particularly its Code of Conduct, and other policies designed to assure compliance by Sovereign with law and regulation;

   o review of the selection process for nominees for election to Sovereign's Board and the overall quality, interest, diligence, participation and contribution of its members; and

   o the availability, dissemination and explanation of the information which the Board and management believe is needed for the Board to perform its duties diligently and effectively in the interest of Sovereign's stakeholders.

     The Board of Directors met a total of 18 times in 2001. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during 2001 based on the number of such meetings held during the period for which each person served as a director or on a committee, except for Messrs. Fry and Hard, who were unable to attend some of these meetings due to scheduling conflicts related to their primary occupations.

     In addition to consisting principally of outside directors, Sovereign's Board occasionally meets with only outside directors in attendance at a meeting or a portion thereof. It also otherwise acts in an independent manner and considers itself to be interested, diligent, actively involved in Sovereign's affairs and otherwise dedicated to principles of good corporate governance.

     In what it perceives as an important action from the perspective of Sovereign's shareholders, Sovereign's Board, in January 1998, adopted a policy which requires directors, and certain key officers to own, by certain dates, a specified dollar value of Sovereign stock geared generally to their degree of responsibility or salary levels. Under this policy, Sovereign's non-employee directors, Sovereign's CEO and Sovereign's executive management are required to beneficially own shares of common stock having a value of $100,000, six times base salary and three times base salary, respectively, at all times during their tenure with Sovereign. Sovereign's directors and Sovereign's CEO achieved the ownership requirement by December 31, 1999, as mandated by the policy, except for Messrs. John A. Fry and Andrew C. Hove, Jr., who, as recent additions to Sovereign's Board, have until December 31, 2006 and December 31, 2007, respectively, to achieve their respective ownership requirements. Members of Sovereign's executive management have already achieved the ownership requirement before the mandated completion date of December 31, 2002, except for Messrs. Joseph P. Campanelli, John P. Hamill and James D. Hogan, who have until December 31, 2003, December 31, 2005 and December 31, 2006, respectively, to achieve their respective ownership requirements. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of a Sovereign employee under Sovereign's Employee Stock Ownership Plan are not considered beneficially owned for purposes of the policy. Sovereign's Board took this action, with the concurrence of its Ethics and Corporate Governance Committee, in an effort to assure that the interests of directors, officers and certain key employees are more completely aligned with those of Sovereign's shareholders.

     As of March 1, 2002, Sovereign's chairman, directors, executive officers and employees (through employee benefit plans or programs) owned, after giving effect to 1,871,592 shares allocated under Sovereign's employee stock ownership plans, and the exercise of both vested and non-vested options, approximately 22,049,872 shares of Sovereign common stock, representing approximately 8.36% of Sovereign's outstanding shares after giving effect to the exercise of such options.


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of Sovereign is composed of three independent directors. The members of the Audit Committee are Messrs. Fry, Hard and Rothermel.

     The Audit Committee operates under a written charter adopted by the Board of Directors.

     The Audit Committee has reviewed the audited financial statements of Sovereign for the fiscal year ended December 31, 2001, and discussed them with management and Sovereign's independent auditors, Ernst & Young LLP. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with

Audit Committees), as currently in effect, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to Sovereign is compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that Sovereign's audited financial statements for the fiscal year ended December 31, 2001, be included in Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                           Brian Hard, Audit Committee Chairman
                           John A. Fry
                           Daniel K. Rothermel


                             ELECTION OF DIRECTORS

     Sovereign's Board of Directors currently consists of seven members and is divided into three classes: Class I directors, whose term expires in 2003; Class II directors, whose term expires in 2004; and Class III directors, whose present term expires in 2002 at the Meeting and, if and when elected at the Meeting, whose term will expire in 2005.

     Effective February 20, 2002, the Board of Directors increased the size of the Board from six to seven members, and Mr. Andrew C. Hove, Jr., formerly Acting Chairman of the FDIC, was elected as a Class III director to fill the vacancy created by the increase in the size of the Board. Mr. Richard E. Mohn, Chairman of the Board and a Class III director, has reached the age of 70, the retirement age set by the Board, and is retiring from the Board effective upon the election of his successor at the Meeting. Effective upon Mr. Mohn's retirement, the number of members of the Board of Directors will be reduced from seven members to six members.

     The Board of Directors has unanimously nominated Mr. John A. Fry and Mr. Andrew C. Hove, Jr. for election as Class III directors of Sovereign. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Sovereign's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     The two nominees who receive the highest number of votes cast at the Meeting will be elected Class III directors. Shares represented by properly executed proxies in the accompanying form will be voted for the Class III nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

     The following table sets forth certain information concerning (i) the nominees for election as Class III directors of Sovereign, (ii) the continuing Class I and Class II directors of Sovereign, (iii) each named present or former executive officer of Sovereign identified in the summary compensation table on page 16, and (iv) all Sovereign directors and executive officers as a group, including their beneficial ownership of shares of common stock of Sovereign as of the Record Date. Unless otherwise indicated, each such Sovereign director and each such named executive officer holds sole voting and investment power over the shares listed as beneficially owned and the shares listed constitute less than 1% of the outstanding shares. Unless otherwise indicated in a footnote, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under Sovereign's stock option plans as of the Record Date. Time in service for certain directors includes time served as a director of Sovereign's and Sovereign Bank's predecessor institutions.

                                                                                 Amount and
                                                                                  Nature of       Percentage
                                                                  Director       Beneficial       of Common
Name                                                        Age     Since       Ownership (1)       Stock
----                                                      ------ ---------- -------------------- -----------
NOMINEES AS CLASS III DIRECTORS
 TO SERVE UNTIL 2005
John A. Fry .............................................   41      2000          32,108(2)            --
Andrew C. Hove, Jr. .....................................   67      2001           5,897               --

CONTINUING CLASS I DIRECTORS
 TO SERVE UNTIL 2003
Brian Hard ..............................................   55      1996          62,452(3)            --
Cameron C. Troilo, Sr. ..................................   63      1974         746,220(4)            --

CONTINUING CLASS II DIRECTORS
 TO SERVE UNTIL 2004
Daniel K. Rothermel .....................................   63      1976         214,158(5)            --
Jay S. Sidhu ............................................   50      1987       3,316,902(6)          1.31%

EXECUTIVE OFFICERS
Dennis S. Marlo (7) .....................................   59      N/A        1,254,691(8)            --
Lawrence M. Thompson, Jr. ...............................   49      N/A          633,691(9)            --
James D. Hogan (10) .....................................   57      N/A           68,008(11)           --
John P. Hamill (12) .....................................   61      N/A          127,778(13)           --
Joseph P. Campanelli (14) ...............................   45      N/A          286,917(15)           --
All Sovereign directors and executive officers as a group
 (12 persons) (16) ......................................   N/A     N/A        7,317,756(17)(18)     2.87%


----------
(1) The table reflects data supplied by each director and executive officer. The table also reflects shares of Sovereign common stock owned by the trustee of the Sovereign Employee Stock Ownership Plan (the "Sovereign ESOP") which have been allocated to the accounts of the executive officers identified in the table, and as a group.

(2) Mr. Fry's shares and percent include 24,000 shares subject to vested options.

(3) Mr. Hard's shares and percent include 48,000 shares subject to vested options.

(4) Mr. Troilo holds shared voting and investment power over 487,054 shares. Shares and percent include 96,000 shares subject to vested options.

(5) Mr. Rothermel holds shared voting and investment power over 8,124 shares. Shares and percent include 3,457 shares held by Mr. Rothermel's spouse with respect to which Mr. Rothermel disclaims beneficial ownership. Shares and percent include 130,151 shares subject to vested options.

(6) Mr. Sidhu holds shared voting and investment power over 665,596 shares. Shares and percent include 996,746 shares subject to vested options and 30,313 shares held by Sovereign's 401(k) Retirement Plan that are allocated to Mr. Sidhu's account and over which he exercises voting power. Shares and percent include 22,343 shares purchased and held by the Sovereign ESOP which are allocated to Mr. Sidhu's account and over which he exercises voting power. Shares and percent include 289,719 shares and 16,265 shares of Sovereign common stock purchased under the Sovereign Bonus Recognition and Retention Plan and the Sovereign Bonus Award Program, respectively, which shares are subject to the applicable vesting schedules of such plans.

(7) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective May 18, 1998. Mr. Marlo served as Chief Financial Officer and Treasurer of Sovereign until April 2001 when he was appointed to his current position as Chief Risk Management Officer and Executive Vice President of Sovereign.

(8) Mr. Marlo holds shared voting and investment power over 14,507 shares. Mr. Marlo's shares and percent include 665,156 shares subject to vested options and 3,245 shares held by Sovereign's 401(k) Retirement Plan which are allocated to Mr. Marlo's account and over which he exercises voting power. Shares and percent include 1,681 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Marlo's account and over which he exercises voting power. Shares and percent include 6,808 shares of Sovereign common stock awarded under Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 21,412 shares and 5,939 shares of Sovereign common stock purchased under the Sovereign Bonus Recognition and Retention Plan and the Sovereign Bonus Award Program, respectively, which shares are subject to the applicable vesting schedules of such plans.

(9) Mr. Thompson holds shared voting and investment power over 130,136 shares. Mr. Thompson's shares and percent include 335,065 shares subject to vested options and 7,827 shares held by Sovereign's 401(k) Retirement Plan which are allocated to Mr. Thompson's account and over which he exercises voting power. Shares and percent include 17,388 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Thompson's account and over which he exercises voting power. Shares and percent include 8,170 shares of Sovereign common stock awarded under Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 44,128 shares and 8,018 shares of Sovereign common stock purchased under the Sovereign Bonus Recognition and Retention Plan and the Sovereign Bonus Award Program, respectively, which shares are subject to the applicable vesting schedules of such plans.

(10) Mr. Hogan joined Sovereign as Chief Financial Officer in April 2001. Prior to that Mr. Hogan served as Executive Vice President and Controller at Firstar Corporation, formerly Star Bancorp, from May 1993 until April 2001, and as Controller of Star Bank from 1987 until 1993.

(11) Mr. Hogan's shares and percent include 7,489 shares of Sovereign common stock awarded under the Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 50,000 shares subject to vested options and 519 shares held by Sovereign's 401(k) Retirement Plan which are allocated to Mr. Hogan's account and over which he exercises voting power.

(12) Mr. Hamill joined Sovereign Bank in January 2000 as Chairman and Chief Executive Officer of the Sovereign Bank New England division of Sovereign Bank. Previously, he served as President of Fleet National
      Bank-Massachusetts and President of Shawmut Corporation.

(13) Mr. Hamill has elected not to participate in Sovereign's 401(k) Retirement Plan. Shares and percent include 75,000 shares subject to vested options and 7,489 shares of Sovereign common stock awarded under Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 289 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Hamill's account and over which he exercises voting power.

(14) Mr. Campanelli, a former officer of Fleet Financial Group, Inc. ("Fleet"), joined Sovereign as Executive Vice President of Sovereign Bank upon completion of Sovereign's acquisition of Fleet's auto finance operations in September 1997. He was appointed Division President and Chief Operating Officer of the Sovereign Bank New England division of Sovereign Bank in January 2000. Since November 2000, Mr. Campanelli has also served as President and Chief Executive Officer of Sovereign Bank's Commercial and Business Banking Group.

(15) Mr. Campanelli's shares and percent include 230,748 shares subject to vested options and 7,888 shares held by Sovereign's 401(k) Retirement
      Plan which are allocated to Mr. Campanelli's account and over which he exercises voting power. Shares and percent include 1,681 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Campanelli's account and over which he exercises voting power. Shares and percent include 7,489 shares of Sovereign common stock awarded under Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 21,962 shares and 6,108 shares of Sovereign common stock purchased under the Sovereign Bonus Recognition and Retention Plan and the Sovereign Bonus Award Program, respectively, which shares are subject to the applicable vesting schedules of such plans.

(16) Number of persons includes Mr. Richard E. Mohn, Chairman of the Board and a current Class III director, who will retire at the Meeting.

(17) In the aggregate, these persons hold shared voting and investment power over 1,471,757 shares. Shares and percent include 2,802,190 shares subject to vested options and 49,792 shares held by Sovereign's 401(k) Retirement Plan allocated to the executive officers' accounts and over which they exercise voting power. Shares and percent include 43,382 shares purchased and held by the Sovereign ESOP that are allocated to participant accounts and over which they exercise voting power. Shares and percent include 37,445 shares of Sovereign common stock awarded under Sovereign's 2001 Stock Incentive Plan, which are subject to the applicable vesting schedule of the plan. Shares and percent include 377,221 shares and 36,330 shares purchased under the Sovereign Bonus Recognition and Retention Plan and the Sovereign Bonus Award Program, respectively, which shares are subject to the vesting schedule of such plans. Includes 568,934 shares of common stock beneficially owned by Mr. Richard E. Mohn as of the Record Date.

(18) Under a policy adopted by Sovereign's Board in January 1998, Sovereign's non-employee directors, Sovereign's CEO and Sovereign's executive management are required to beneficially own shares of Sovereign common stock having a value of $100,000, six times base salary and three times base salary, respectively, at all times during their tenure with Sovereign. Sovereign's non-employee directors and Mr. Sidhu achieved the ownership requirement by December 31, 1999, as mandated by the policy, except for Messrs. John A. Fry and Andrew C. Hove, Jr., who, as recent additions to Sovereign's Board, have until December 31, 2006 and December 31, 2007, respectively, to achieve their ownership requirement. Members of Sovereign's executive management have already achieved the ownership requirement before the mandated completion date of December 31, 2002, except for Messrs. Campanelli, Hamill and Hogan, who have until December 31, 2003, December 31, 2005 and December 31, 2006, respectively, to achieve their respective ownership requirements. Shares of Sovereign common stock subject to unexercised stock options and shares allocated to the account of a Sovereign employee under Sovereign's ESOP are not considered beneficially owned for purposes of the policy.

     The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of Sovereign and of each continuing director of Sovereign is as follows:

     JOHN A. FRY. Mr. Fry became the Executive Vice President and Chief Operating Officer of the University of Pennsylvania in 1995. In June 2002, Mr. Fry will resign from his position at the University of Pennsylvania to become the President of Franklin and Marshall College in Lancaster, Pennsylvania. Mr. Fry is a trustee and director of various mutual fund companies in the Delaware Investment Company family of mutual funds. He was elected to Sovereign's Board effective January 18, 2001, and has served as a director of Sovereign Bank since June 2000. Mr. Fry serves on Sovereign's Compensation, Audit, Ethics and Corporate Governance Committees and also serves as Chairman of Sovereign's Retirement Savings Plan Committee.

     BRIAN HARD. Mr. Hard became President of Penske Truck Leasing in 1988. The company is one of the largest transportation services companies in North America, employing 20,000 people and operating more than 200,000 commercial trucks. He was elected to Sovereign's Board effective November 1, 1999, and has served as a director of Sovereign Bank since 1996. Mr. Hard serves as a member of Sovereign's Compensation, Ethics and Corporate Governance, Nominating and Retirement Savings Plan Committees and also serves as Chairman of Sovereign's Audit Committee.

     ANDREW C. HOVE, JR. Mr. Hove joined Sovereign Bank as a Director in 2001 and became a Director of Sovereign in February 2002. Before joining Sovereign, Mr. Hove served as the Vice Chairman and then as the Acting Chairman of the FDIC, Washington, D.C., from 1990 until his retirement in January 2001. Prior to 1990, he served as Chairman and Chief Executive Officer of Minden Exchange Bank & Trust Co., headquartered in Nebraska. Mr. Hove also served as President of the Nebraska Bankers Association and acted as Vice President, American Bankers Association, representing Nebraska.

     DANIEL K. ROTHERMEL. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired in 1989 as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty materials manufacturer, a position he held for more than ten years. Mr. Rothermel serves as Chairman of the Executive and Ethics and Corporate Governance Committees and also serves as a member of Sovereign's Audit, Compensation, Mergers and Acquisition and Nominating and Retirement Savings Plan Committees.

     JAY S. SIDHU. Mr. Sidhu became President and Chief Executive Officer of Sovereign in November 1989, and was named President and Chief Executive Officer of Sovereign Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of Sovereign since the organization of Sovereign in 1987. Mr. Sidhu serves as a member of Sovereign's Executive, Ethics and Corporate Governance and Retirement Savings Plan Committees, and also serves as Chairman of Sovereign's Mergers and Acquisition Committee.

     CAMERON C. TROILO, SR. Mr. Troilo is the President and Chief Executive Officer of Cameron C. Troilo, Inc., a holding company for entities engaged in the construction, building material supply, and real estate management businesses. Mr. Troilo previously served as Vice Chairman of Yardley Savings & Loan Association, which was acquired by Sovereign Bank in 1989. He presently serves on the Executive, Ethics and Corporate Governance, Mergers and Acquisition, Nominating and Retirement Savings Plan Committees, and also serves as Chairman of Sovereign's Compensation Committee.


Compensation Paid to Directors

     Sovereign believes that the amount, form and methods used to determine compensation are important ingredients in (i) attracting and maintaining directors who are independent, interested, diligent and actively involved in Sovereign's affairs, and (ii) more substantially aligning the interests of Sovereign's directors with the interests of Sovereign's stakeholders.

     In 1996, shareholders approved the Non-Employee Director Compensation Plan as a means of compensating non-employee directors of Sovereign and Sovereign Bank for all services rendered as directors. The Non-Employee Director Compensation Plan requires that, on a quarterly basis, all non-employees serving as directors of Sovereign and/or Sovereign Bank receive a fixed number of shares of Sovereign common stock, plus, except for the Chairman, cash for each Sovereign and Sovereign Bank Board meeting and each Executive Committee meeting which the director attends. The Non-Employee Director Compensation Plan was amended by the Board of Directors in June 2000. Effective on July 1, 2000, all non-employees serving as directors of Sovereign, except for the Chairman, receive $1,000 cash for each Sovereign Board or Executive Committee meeting which the director attends and an additional $600 cash for each Sovereign Bank Board meeting which the director attends if the director is also a director of Sovereign Bank. Chairpersons for each committee of Sovereign's Board each receive 250 shares of Sovereign common stock per quarter for his or her service as a committee chairperson. All non-employee directors, except for the Chairman, receive additional compensation of 1,250 shares of Sovereign common stock per quarter, plus an additional 375 shares per quarter if the director is also a director of Sovereign Bank. Sovereign's Chairman receives 3,000 shares of Sovereign common stock per quarter for his service as Chairman of Sovereign and an additional 1,000 shares of Sovereign common stock per quarter for his service as Chairman of Sovereign Bank. For the year ended December 31, 2001, each individual who served as a non-employee director of Sovereign for the full year received 5,000 shares of Sovereign common stock, $1,000 for each Board and Executive Committee meeting attended and 1,000 shares of Sovereign common stock for each committee for which such person served as chairperson. Sovereign's Chairman received total compensation of 16,000 shares of Sovereign common stock for his service as Chairman of Sovereign and Sovereign Bank in 2001 and 1,000 shares of Sovereign common stock for service as chairman of Sovereign's Nominating Committee.

     In 1998, shareholders approved the Sovereign Bancorp, Inc. 1997 Non-Employee Directors' Stock Option Plan. In accordance with Sovereign's policy of creating and maintaining a long-term mutuality of interests between non-employee directors and Sovereign's shareholders, the Plan provides non-employee directors of Sovereign (and not Sovereign Bank) with non-qualified stock options as a portion of their compensation as directors. Each eligible director receives 24,000 stock options each year (as adjusted pursuant to the terms of the plan) for a period of five years. Each eligible director received 24,000 stock options in 2001.

     Also, in accordance with Sovereign's policy of creating and maintaining this long-term mutuality of interest, Sovereign adopted, in January 1998, a policy under which all Sovereign's non-employee directors, as well as Sovereign's CEO, who is a management director, are required to beneficially own shares of Sovereign common stock having a value of $100,000 and six times base salary, respectively, at all times during their tenure with Sovereign. Sovereign's non-employee directors and Sovereign's CEO achieved the ownership requirement by December 31, 1999, as mandated by the policy, except for Messrs. John A. Fry and Andrew C. Hove, Jr., who, as recent additions to Sovereign's Board, have until December 31, 2006 and December 31, 2007, respectively, to achieve their ownership requirement. The value of unexercised stock options and the value of shares allocated to an officer's account under Sovereign's ESOP are not considered for purposes of the ownership policy.

     In July 1999, Sovereign's Board of Directors adopted the Sovereign Bancorp, Inc. Non-Employee Directors Services Compensation Plan (the "Services Compensation Plan"). The Services Compensation Plan provides that individuals who are non-employee directors of Sovereign on the date their service as a Sovereign director ends are eligible to receive a cash payment in an amount equal to three times the highest annual retainer paid to such director during his or her term of service. The base for the payment amount does not include any other incentive compensation or other awards that may have been paid to a non-employee director during the course of any year. To be eligible, a non-employee director must have ten or more years of service as a director with Sovereign, Sovereign Bank or an affiliate. Credit is given for past service as a non-employee director on the board of any merged or acquired holding company, bank, or other affiliate. Payments under the Services Compensation Plan are made in one lump sum or in installments at the discretion of the Board. The Plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, the director's surviving spouse is entitled to receive any remaining benefits. Upon a change in control, the Services Compensation Plan provides that each non-employee director then sitting on the Sovereign Board, notwithstanding the length of time served as a director, becomes entitled to receive an amount equal to three times the highest annual retainer that such non-employee director had been paid. The definition of change in control for purposes of the Services Compensation Plan is identical to the definition of that term contained in the Sovereign Bancorp, Inc. 1996 Stock Option Plan.

     In May 2000, the Services Compensation Plan was amended by the Board to clarify that the base for determining the amount of the payment distributed under the Plan includes fees paid while a director of Sovereign Bank.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Sovereign's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of non-employee Directors. The Executive Compensation Program is structured and administered to support Sovereign's goals and mission, which is to be a highly focused, quality-driven, market-led and results-oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to Sovereign's performance and, through programs which are substantially weighted in favor of the use of Sovereign stock as a compensation medium, to more closely align the interests of executive management with those of Sovereign's shareholders.

     The Compensation Committee evaluates and recommends, to the Board of Directors, compensation and awards for the Chief Executive Officer. The Chief Executive Officer, Jay S. Sidhu, evaluates and approves compensation and awards for the other executive officers and reviews all executive compensation programs regularly with Sovereign's and Sovereign Bank's Compensation Committees. Such compensation and awards are based upon Sovereign's performance and each individual's performance in meeting personal and team objectives.


Compensation Philosophy

     The Executive Compensation Program of Sovereign has been designed to:

      o align the interests of executives with the long-term interests of shareholders through award opportunities based on achievement of predetermined objectives which result in ownership of common stock;

      o motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

      o support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

      o provide the executive with an appropriate level of retirement income through the use of a combination of both qualified and nonqualified deferred compensation programs.


Components of Compensation

     At present, the Executive Compensation Program is comprised of salary, annual incentive opportunities, long-term incentive opportunities in the form of options to acquire Sovereign stock, restricted stock, deferred compensation and employee benefits, which are also significantly stock based. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of Sovereign are set below average compared to other companies within its peer group because executives can have the opportunity for total compensation to exceed the average total compensation for peer group companies upon Sovereign's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board of Directors. The intent is to have incentive compensation tied to performance results. Sovereign has engaged, from time to time, compensation consultants to review and analyze Sovereign's base salary structure. As a result of a recent review, Mr. Sidhu's annual base salary was fixed at $650,000 effective in August 2000. No adjustments were made to Mr. Sidhu's annual base salary in 2001 and 2002. We expect that adjustments will be made in the future to the annual base salaries of certain employees and executive officers to reflect the competitive salary market based on compensation consultants' reviews of Sovereign's base salary structure. In accordance with Sovereign's policy, base salary levels remain below average compared to other companies within its peer group.

Short-Term Incentive Compensation

     Incentive compensation awards in 2002 were based on a review of Sovereign's 2001 performance. This review included an assessment of Sovereign's results of operations for 2001 and of performance against financial goals, set in early 2001, relating to return on equity, critical success factors, earnings and capital levels for 2001. The goals reflected the Board of Directors' determination of the appropriate goals for a growth-oriented company. No bonuses would have been paid to executive management if Sovereign had not achieved these financial goals. Because Sovereign exceeded certain of the goals previously established by the Board, Mr. Sidhu was eligible to receive an incentive compensation award for 2001.

     The amount of the incentive compensation award payable to Mr. Sidhu was determined solely on the basis of the performance criteria established by the Board in early 2001. Under these criteria, because Sovereign achieved a predetermined target of primary operating earnings per share for 2001, Mr. Sidhu was eligible for, and received a "Tier I" bonus of $500,000 in cash and $500,000 of compensation deferred under the Bonus Deferral Plan (described under "Long-Term Incentive Compensation"). If Sovereign had not met this "Tier I" goal, no bonus would have been paid. In addition, since primary operating earnings per share reached the Board's "Tier II" goal, Mr. Sidhu received an additional cash bonus of $250,000. Under the terms of the Bonus Deferral Plan, the deferred compensation component was applied by Sovereign, together with a matching amount, to purchase shares of Sovereign common stock.

     The Compensation Committee determined the amount of bonus paid to Mr. Sidhu, and Mr. Sidhu determined the bonuses paid to the other named executives which were approved by the Compensation Committee of the Board of Directors of Soverign Bank.


Long-Term Incentive Compensation

     Sovereign's shareholders approved the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan (the "2001 Plan") at the 2001 Annual Meeting of Shareholders. The 2001 Plan is designed to improve the performance of Sovereign and its subsidiaries and, by doing so, to serve the interests of the shareholders. By continuing to encourage ownership of Sovereign shares among those who play significant roles in Sovereign's success, the 2001 Plan will continue to align the interests of Sovereign's employees with those of its shareholders by relating capital accumulation to increases in shareholder value. In addition, the 2001 Plan will enhance Sovereign's ability to attract, motivate and retain employees of outstanding leadership and management ability.

     The 2001 Plan authorizes Sovereign to award to employees incentive stock options and nonqualified stock options to purchase shares of Sovereign common stock at the fair market value per share at the date the option is granted. The 2001 Plan also authorizes the award of shares of restricted stock to eligible employees. The 2001 Plan was designed to further the success of Sovereign by making shares of the common stock available to eligible employees of Sovereign, or certain affiliated companies in which Sovereign has an ownership interest, thereby providing an additional incentive to such persons to continue their relationship with Sovereign, or such affiliate, and to give such persons a greater interest in Sovereign's success.

     Sovereign's shareholders approved the Sovereign Bancorp, Inc. 1996 Stock Option Plan (the "1996 Plan") at the 1996 Annual Meeting of Shareholders. The 1996 Plan, like its predecessor plans, is designed not only to provide incentive to management, but also to align a significant portion of the Executive Compensation Program with shareholder interests. The 1996 Plan permits Sovereign to grant officers and employees a right to purchase shares of stock at the fair market value per share at the date the option is granted. In granting stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account Sovereign's financial performance, Sovereign's long-term strategic goal of increasing shareholder value, the executive's level of responsibility and his continuing contributions to Sovereign. Effective as of November 19, 1998, the Board of Directors amended the 1996 Stock Option Plan to permit the limited transfer of nonqualified stock options to a member of the optionee's immediate family, a trust for the exclusive benefit of a family member or pursuant to a domestic relations order. At the same time, the Board of Directors also amended the 1986 Stock Option Plan ("1986 Plan") to permit the limited transfer of nonqualified stock options on the same terms as described above. A number of options granted under the 1996 Plan and 1986 Plan remain outstanding.

     The Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan (the "Bonus Deferral Plan") permits a selected executive employee of Sovereign or certain of its subsidiaries to annually defer receipt of 25% to 50% of his or her bonus for a given year. The deferred amount is placed in a grantor trust and invested in Sovereign common stock. A 100% matching contribution is made to the trust by the employer on behalf of the participant and is likewise invested in Sovereign common stock. Earnings on the deferral and match are reinvested in such stock as well. A participant becomes 100% vested in the aggregate of each year's deferral, match and earnings thereon five years after the initial funding of such year's contributions to the trust. A participant also vests in the account balance in the event of termination of employment by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control (as such terms are defined). Termination for cause (as defined) or voluntary termination of employment prior to the expiration of the five-year vesting period generally results in the forfeiture of the entire account balance, including the amount initially deferred by the participant. Payment of vested account balances is made, in stock, in accordance with the election of the participant or, in certain cases, at other times specified by the plan document. To the extent permitted by law, a participant is entitled to vote all shares of Sovereign common stock comprising his or her account balance. Otherwise, such shares are voted by the trustee in its discretion. Mr. Sidhu was required to defer receipt of 50% of his Tier I bonus for 2001 under this plan and Mr. Campanelli elected to defer 50% of his bonus for 2001 under the plan. Because no executive officers of Sovereign received a bonus for 2000, no deferrals were made under the Plan for 2000. Mr. Sidhu was required to, and Messrs. Marlo, Thompson, and Campanelli each elected to, defer receipt of 50% of their respective bonuses for 1999 under the plan. Messrs. Hogan and Hamill were not employees in 1999, and therefore, did not participate in the Bonus Deferral Plan in 1999.

     Under the Sovereign Bonus Award Program, selected management employees may direct that 50% or more of their bonus be used to purchase shares of Sovereign common stock at fair market value. In such event, the dollar amount of bonus which is used to purchase shares of Sovereign common stock is increased by 25% to 30%, the percentage within this range varying based on the amount of the bonus directed for the purchase of shares of stock. Shares issuable under this plan are distributed to the participating employee ratably over a three-year period. With respect to an employee who elects to participate in the Bonus Deferral Plan for a given year, this 50% is incremental to the 25% to 50% of bonus that may be deferred under that plan. In addition, participating employees are granted options to purchase one share of Sovereign common stock for each $10 of cash bonus directed for the purchase of Sovereign common stock under this Plan. Vesting and forfeiture provisions with respect to shares not yet distributed to a participant in the event of a participant's death, disability, retirement, termination of employment or a change in control are substantially similar to the vesting and forfeiture provisions with respect to the Bonus Deferral Plan referred to above. The plan was effective for the year beginning January 1, 1998. No deferrals were made by Messrs. Sidhu, Campanelli, Hamill, Hogan, Marlo and Thompson under this plan for 2001. Because no executive officers of Sovereign received a bonus for 2000, no purchases under the Plan were made for 2000. Messrs. Marlo and Thompson each directed that 50% and Mr. Campanelli directed that 100% of their respective remaining bonuses for 1999 not deferred under the Bonus Deferral Plan be used to purchase shares of Sovereign common stock under this Plan. Messrs. Hogan and Hamill were not employees in 1999, and therefore, did not participate in the Bonus Award Program in 1999.

     In addition to the two qualified retirement benefit plans maintained by Sovereign and certain of its subsidiaries for the benefit of their eligible employees, three additional nonqualified plans are maintained to, among other things, supplement benefits that may be limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The qualified plans are the Sovereign 401(k) Retirement Plan and the Sovereign ESOP. The Sovereign Pension Plan was terminated effective March 31, 2000. The three nonqualified plans are described below.

     Effective as of June 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (the "Enhanced Retirement Plan"). Under the Enhanced Retirement Plan, a selected executive employee of Sovereign or certain of its subsidiaries who satisfies such plan's requirements will be entitled to an enhanced pension to the extent the pension from the qualified retirement plans and certain other sources is less than a targeted level. Such targeted level is an annual pension equal to 60% of his or her average compensation (which includes salary, bonus, and deferred compensation but excludes income from the exercise of stock options). The actual supplemental pension to which an eligible executive is entitled to receive under the Enhanced Retirement Plan is reduced, but not below zero, by the sum of his or her (i) pension under the qualified defined benefit retirement plan (determined as of March 31, 1999, the date benefit accruals ceased under such plan), (ii) calculated Social Security benefit, and (iii) pension under the Supplemental Retirement Plan described below. In order to vest in the enhanced pension, an eligible executive must remain employed by Sovereign until age 55 and attain 5 years of service under the qualified retirement plan. Provision is made for a reduction in the plan benefit for a participant who terminates before age 60 or who has completed less than 15 years of service, but in no event will the targeted level be reduced below 30% of average compensation. Provision is also made by the plan document for enhanced survivor's and disability retirement benefits. In the case of a change in control (as defined), special provisions apply, including immediate 100% vesting and the elimination of the reduction in benefit for age and years of service below the general plan requirements. Under certain circumstances (such as defined misconduct and a breach of any applicable covenant not to compete), enhanced plan benefits may be forfeited. Currently, only Messrs. Sidhu and Thompson have been selected to participate in the Enhanced Retirement Plan.

     Effective as of January 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"). The purpose of the Supplemental Retirement Plan is to replace, for selected employees, those benefits under the qualified defined benefit retirement plan that were limited by certain provisions of the Code. These amounts are determined based on the benefit accrued at March 31, 1999, the date benefit accruals ceased under the defined benefit retirement plan. In general, selected employees will receive supplemental pensions equal to such limited amount, subject generally to the provisions, conditions and other limitations of the qualified plan document. Immediate 100% vesting is provided, however, upon the occurrence of a change in control (as defined). Plan benefits are provided through a grantor trust. Messrs. Sidhu, Marlo and Thompson participate in the Supplemental Retirement Plan.

     The Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") was intended to serve two primary purposes. First, it was intended to replace, for selected employees, those benefits under the 401(k) Retirement Plan that are limited by certain provisions of the Code. A 50% matching contribution is made on behalf of a participant who defers receipt of at least the required minimum amount of his or her compensation, subject to the condition that matching contributions under the two plans will not be made with respect to more than 6% of compensation. Second, the Deferred Compensation Plan was intended to provide a vehicle for selected employees and directors of Sovereign and certain of its subsidiaries to defer receipt of compensation generally. The minimum and maximum annual deferrals permitted under the Deferred Compensation Plan for employee-participants were $2,600 and 75% of base salary and bonus, respectively. Participating directors were permitted to defer receipt of any portion of their fees. Interest was credited on all account balances at rates determined from time to time in accordance with the provisions of the plan document. Participants were always 100% vested in their account balances. Payment of plan benefits were generally made following termination of employment under the option (which may include a lump sum) selected by the participant. Deferrals under the Deferred Compensation Plan ceased effective December 31, 1999. As a result of enhancements made to the Sovereign 401(k) Retirement Plan and the termination of the Sovereign Pension Plan, the articulated purposes of the Deferred Compensation Plan were rendered obsolete. Account balances under this plan will be distributed in accordance with the terms of the plan when an event giving rise to such distribution occurs.

     The following tables, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members are:

                     Cameron C. Troilo, Sr., Compensation Committee Chairman Richard E. Mohn
                     John A. Fry
                     Brian Hard
                     Daniel K. Rothermel


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation awarded to, earned by or paid for services in all capacities to Sovereign with respect to the fiscal years ended December 31, 2001, 2000 and 1999, of those persons who during 2001, (i) served as Sovereign's Chief Executive Officer or (ii) were the senior executive officers and members of the Office of the CEO (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 (collectively with the Chief Executive Officer, the "Executive Officers"):


                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation             Long-Term Compensation
                                      -------------------------------   ------------------------------
                                                                                           Securities
                                                                           Restricted      Underlying      All Other
                                                 Salary       Bonus          Stock          Options/      Compensation
Name and Principal Position            Year       ($)        ($)(1)      Awards (#)(2)      SARs (#)       ($)(3)(4)
---------------------------           ------   ---------   ----------   ---------------   ------------   -------------
Jay S. Sidhu ......................   2001     650,000      750,000              0           200,000          8,594
 President and                        2000     650,000            0              0           175,000              0
 Chief Executive Officer              1999     450,000      500,000              0           350,000              0

James D. Hogan ....................   2001     300,000      183,333          7,489            50,000          7,432
 Chief Financial                      2000         N/A          N/A            N/A               N/A            N/A
 Officer(5)                           1999         N/A          N/A            N/A               N/A            N/A

Dennis S. Marlo ...................   2001     330,000      166,667          6,808            95,000          9,450
 Chief Risk                           2000     330,000            0              0            68,750         10,089
 Management Officer and               1999     330,000       37,500              0           118,500          4,800
 Executive Vice President(6)

Lawrence M. Thompson, Jr. .........   2001     330,000      200,000          8,170           105,000          7,028
 Chief Administrative                 2000     330,000            0              0            68,750         11,685
 Officer                              1999     300,000       37,500              0           124,115         10,223

John P. Hamill ....................   2001     300,000      183,333          7,489           100,000          7,200
 Chairman and Chief                   2000     300,000            0              0            75,000              0
 Executive Officer of Sovereign       1999         N/A          N/A              0               N/A            N/A
 Bank New England Division(7)

Joseph P. Campanelli ..............   2001     300,000       91,667          7,489           100,000         16,140
 President and Chief                  2000     300,000            0              0           139,250         11,372
 Operating Officer of Sovereign       1999     200,000       85,000              0            16,500            777
 Bank New England Division(8)

----------
(1) The amount shown for Mr. Sidhu for 2001 reflects 50% of his Tier I bonus actually awarded because Mr. Sidhu was required to defer, subject to a substantial risk of forfeiture, receipt of 50% of his Tier I bonus under the Bonus Deferral Plan. The amount shown for Mr. Campanelli for 2001 reflects 50% of the bonus actually awarded because Mr. Campanelli elected to defer, subject to a substantial risk of forfeiture, 50% of his 2001 bonus under the Bonus Deferral Plan. The amounts shown for Messrs. Sidhu, Marlo and Thompson for 1999 reflect 50%, 25%, 25% and 50%, respectively, of the bonus amounts actually awarded because Mr. Sidhu was required to, and Messrs. Marlo, Thompson and Campanelli each elected to, defer, subject to a substantial risk of forfeiture, receipt of 50% of their respective bonuses under the Bonus Deferral Plan. Because the Executive Officers did not receive bonuses for 2000, no deferrals were made under the Bonus Deferral Plan and no purchases of Sovereign common stock were made under the Bonus Award Program for 2000. The deferred amounts, as well as Sovereign's matching contribution, are subject to such risk of forfeiture for five years. See "Long-Term Incentive Compensation" above for a more complete description of the Bonus Deferral Plan. Messrs. Marlo and Thompson each directed that 25% of his bonus for 1999 be used to purchase, at fair market value, shares of Sovereign common stock under the terms of the Sovereign Bonus Award Program. Mr. Campanelli elected to defer the remaining 50% of his bonus for 1999 under the Bonus Award Program. Under the terms of the Bonus Award Program, bonus amounts for management employees who direct that all or a portion of their cash bonuses be used to purchase common stock are increased by up to 30% and such increased amount is also used to purchase common stock at fair market value. Employees who participate in the Bonus Award Program are also granted additional stock options based on the amount of bonus directed to be used to purchase Sovereign common stock. See "Long Term Incentive Compensation."

(2) Restricted stock awards were made pursuant to the Sovereign 2001 Stock Incentive Plan. The restricted stock awards vest at the rate of one-third per year beginning on February 20, 2003.

(3) Does not include the value of 629, 329, 558, 289 and 320 shares of Sovereign common stock allocated to the accounts of each of Messrs. Sidhu, Marlo, Thompson, Hamill and Campanelli, respectively, under the terms of Sovereign's Employee Stock Ownership Plan for 2001. Mr. Hogan was not eligible to participate in the Sovereign ESOP in 1999, 2000 and 2001. Mr. Hamill was not eligible to participate in the Sovereign ESOP in 1999 and 2000.

(4) Amounts appearing in this column are Sovereign's contributions on behalf of each named person to the Sovereign Bancorp, Inc. 401(k) Retirement Plan, and, in the case of Mr. Thompson includes Sovereign's contributions to the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan for 1999.

(5) Mr. Hogan joined Sovereign as Chief Financial Officer in April 2001. Prior to that Mr. Hogan served as Executive Vice President and Controller at Firstar Corporation, formerly Star Bancorp, from May 1993 until April 2001, and as Controller of Star Bank from 1987 until 1993.

(6) Upon completion of Sovereign's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective May 18, 1998. Mr. Marlo served as Chief Financial Officer and Treasurer of Sovereign until April 2001 when he was appointed to his current position as Chief Risk Management Officer and Executive Vice President of Sovereign.

(7) Mr. Hamill joined Sovereign Bank in January 2000 as Chairman and Chief Executive Officer of the Sovereign Bank New England division of Sovereign Bank. Previously, he served as President of Fleet National
      Bank-Massachusetts and President of Shawmut Corporation.

(8) Mr. Campanelli, a former officer of Fleet Financial Group, Inc. ("Fleet"), joined Sovereign as Executive Vice President of Sovereign Bank upon completion of Sovereign's acquisition of Fleet's auto finance operations in September 1997. He was appointed Division President and Chief Operating Officer of the Sovereign Bank New England division of Sovereign Bank in January 2000. Since November 2000, Mr. Campanelli has also served as President and Chief Executive Officer of Sovereign Bank's Commercial and Business Banking Group.

     The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2001 to the Executive Officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    Individual Grants
                                ---------------------------------------------------------  Potential Realizable
                                  Number of   Percent of Total                               Value at Assumed
                                 Securities       Options                                    Annual Rates of
                                 Underlying      Granted to       Exercise                  Price Appreciation
                                   Options       Employees         or Base                  For Option Term(4)
                                   Granted       In Fiscal          Price      Expiration ----------------------
              Name                 (#)(1)           Year        ($/Sh)(2)(3)      Date      5%($)      10%($)
              ----              ------------ ----------------- -------------- ----------- --------- ------------
Jay S. Sidhu ..................     12,121           0.52            8.25     01/18/11      62,888     159,371
                                   137,879           5.92            8.25     02/18/11     715,369   1,812,885
                                    50,000           2.15           12.32     07/21/11     387,399     981,745

James D. Hogan ................     50,000           2.15            8.40     05/17/11     264,136     669,372

Dennis S. Marlo ...............     12,121           0.52            8.25     01/18/11      62,888     159,371
                                    62,879           2.70            8.25     02/18/11     326,240     826,757
                                    20,000           0.86           12.32     07/21/11     154,960     392,698

Lawrence M. Thompson, Jr. .....     12,121           0.52            8.25     01/18/11      62,888     159,371
                                    62,879           2.70            8.25     02/18/11     326,240     826,757
                                    30,000           1.29           12.32     07/21/11     232,439     589,047

John P. Hamill ................     12,121           0.52            8.25     01/18/11      62,888     159,371
                                    62,879           2.7             8.25     02/18/11     326,240     826,757
                                    25,000           1.07           12.32     07/21/11     193,700     490,873

Joseph P. Campanelli ..........     12,121           0.52            8.25     01/18/11      62,888     159,371
                                    62,879           2.70            8.25     02/18/11     326,240     826,757
                                    25,000           1.07           12.32     07/21/11     193,700     490,873

----------
(1) Terms of outstanding incentive stock options are for a period of ten years and nonqualified stock options are for a period of ten years and one month from the date the option is granted.

(2) At the time the options were granted, at $8.25 per share exercise price, the options were not exercisable until at least one year had elapsed after the date of the grant and not until the per share price of Sovereign common stock closed at or above $12.00 for at least 20 consecutive trading days or five years elapsed from the date of grant, whichever occurred first. The options granted at the $12.32 per share exercise price are not exercisable until at least one year has elapsed after the grant date and not until the per share price of Sovereign common stock closes at or above $18.00 for at least 20 consecutive trading days or three years elapsed from the date of grant, whichever occurs first. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(3) Under the terms of the plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of Sovereign common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sovereign, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of Sovereign common stock.

     The following table sets forth information concerning exercised and unexercised options to purchase Sovereign common stock:


                   AGGREGATED OPTIONS EXERCISED IN LAST YEAR
                      AND DECEMBER 31, 2001 OPTION VALUE

                                                                             Number of
                                                                             Securities                  Value of
                                                                             Underlying                 Unexercised
                                                                            Unexercised                In-the-Money
                                        Shares                               Options at                 Options at
                                      Acquired on   Value Realized      December 31, 2001(#)       December 31, 2001($)
                Name                 Exercise (#)         ($)        Exercisable/Unexercisable   Exercisable/Unexercisable
                ----                -------------- ---------------- --------------------------- --------------------------
Jay S. Sidhu ......................     51,362          548,546           868,419/663,334          3,767,623/2,328,504
James D. Hogan ....................          0                0                  0/50,000                    0/192,000
Dennis S. Marlo ...................     15,000          117,600           581,823/266,667            4,292,345/897,852
Lawrence M. Thompson, Jr. .........     39,548          327,260           251,732/276,667              592,090/897,852
John P. Hamill ....................          0                0                 0/175,000                    0/666,469
Joseph P. Campanelli ..............          0                0           110,749/205,001              260,188/772,722


                             CERTAIN TRANSACTIONS
Employment Agreements

     Jay S. Sidhu. Sovereign and Sovereign Bank entered into an employment agreement, dated March 1, 1997, with Jay S. Sidhu, which superseded, in its entirety, Mr. Sidhu's then existing employment agreement. Mr. Sidhu's agreement has an initial term of five years and, unless terminated as set forth therein, is automatically extended annually to provide a new term of five years except that, at certain times, notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. No such notice has been given.

     The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for Mr. Sidhu.

     If Mr. Sidhu's employment is terminated without cause (as defined), or if Mr. Sidhu voluntarily terminates employment for "good reason," Mr. Sidhu becomes entitled to severance benefits under the agreement. The term good reason includes the assignment of duties and responsibilities inconsistent with Mr. Sidhu's status as President and Chief Executive Officer, a reduction in salary or benefits or a reassignment which requires Mr. Sidhu to move his principal residence more than 100 miles from Sovereign's principal executive office. If any such termination occurs, Mr. Sidhu will be paid an amount equal to five times the sum of (i) his highest annual base salary under the agreement, and (ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in sixty equal monthly installments. In addition, in the event of such termination, Mr. Sidhu will be entitled to continuation of certain insurance and other specified benefits for sixty months or until he secures substantially similar benefits through other employment, whichever shall first occur. Further, Mr. Sidhu will be entitled to additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the agreement. If the payments and benefits under the agreement, when aggregated with other amounts received from Sovereign and Sovereign Bank, are such that Mr. Sidhu becomes subject to excise tax on excess parachute payments under Code Sections 4999 and 280G of the Internal Revenue Code, he will receive additional payments equal to such excise tax and any incremental income taxes he may be required to pay by reason of the receipt of additional amounts under the agreement. Sovereign estimates that, if Mr. Sidhu had terminated employment as of March 1, 2002 under circumstances entitling him to the above-described severance benefits, he would have been entitled to receive approximately $7.0 million, exclusive of the non-cash benefits, additional retirement benefits, and any potential excise tax-related payments.

     If Mr. Sidhu's employment terminates by reason of his disability, he will be entitled to continuation of 80% of the annual base salary and bonus described above, less amounts payable under any disability plan of Sovereign, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or (iii) his death. Provision is also made generally for the continuation of insurance and other specified benefits for such period, as well as additional credits for retirement benefit purposes.

     The agreement contains provisions restricting Mr. Sidhu's right to compete with Sovereign and Sovereign Bank during the period he is receiving severance or disability benefits thereunder, except under certain circumstances.

     James D. Hogan. Sovereign has entered into an employment agreement with James D. Hogan, dated as of June 1, 2001. The term of employment terminates on April 30, 2004, unless the term is extended by mutual agreement. The agreement provides a base salary, which, if increased by action of the Board of Directors or the Chief Executive Officer, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors, and to receive insurance, vacation, pension, reimbursement for relocation, and other fringe benefits.

     If, following a change in control (as defined), Mr. Hogan voluntarily terminates his employment for good reason (as defined) or is involuntarily terminated without cause (as defined), Mr. Hogan becomes entitled to severance benefits under the agreement. The benefits are continuation, for the greater of two years or the remaining term of the employment agreement, of his then base salary (unless Mr. Hogan resigns for good reason because of a reduction in his base salary, whereas he is entitled to receive his base salary prior to such reduction), bonus (equal to the highest bonus paid to Mr. Hogan over the three prior years), and insurance benefits. If in the absence of a change in control, Mr. Hogan's employment is terminated without cause, Mr. Hogan is entitled to continuation of his then base salary and insurance benefits for the greater of two years or the remaining term of his employment agreement. The agreement contains a provision restricting Mr. Hogan's right to compete for a period of 12 months after Mr. Hogan voluntarily terminates his employment or Mr. Hogan's employment is terminated for cause. In all other circumstances, there is no covenant not to compete. In the event severance payments and benefits under the agreement, when added to all other benefits in the nature of "parachute payments" under Code Section 280G, payable to Mr. Hogan would cause the excise tax provisions of Code Section 4999 to apply, he is entitled to receive from Sovereign such additional payments as are necessary to neutralize the effect on him of the imposition of such tax.

     Dennis S. Marlo. In connection with Sovereign's completion of the acquisition of ML Bancorp, Inc. in February 1998, Sovereign agreed to honor the employment agreements between Mr. Dennis S. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., and each of ML Bancorp, Inc. and Main Line Bank (the "Holding Company Agreement" and "Bank Agreement," respectively).

     The Holding Company Agreement and the Bank Agreement had initial terms of three years and, unless terminated as set forth therein, are automatically extended annually for one additional year.

     Both the Holding Company Agreement and the Bank Agreement contain terms specifying Mr. Marlo's rights to base salary, bonus, pension and welfare benefits, vacation, use of an automobile and replacement thereof every three years, membership dues at one club of his choice, post-employment continuation of medical insurance coverage for him and his spouse until age 66, and certain death benefits. In addition, he is entitled to reimbursement of expenses incurred in furtherance of his employers' businesses.

     As a result of the merger of ML Bancorp, Inc. with and into Sovereign Bancorp, Inc. and the merger of Main Line Bank with and into Sovereign Bank, Mr. Marlo is entitled to terminate his employment at any time during the term of his Agreement, including any extension period. In such event he is entitled, in the aggregate, to receive the following amounts and benefits: (i) payment of three times his then base salary, payable in 36 equal monthly installments, and
(ii) continuation, at no cost to him, for a maximum period of 36 months of specified employee benefits to which he theretofore was entitled under his employers' plans, programs and arrangements. In addition, in the event that provision of such termination payments and benefits causes the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, he is entitled to receipt of such additional payment (payable over 36 months) as are necessary to neutralize the effect on him of the imposition of such tax.

     Lawrence M. Thompson, Jr. Sovereign has also entered into an employment agreement with Lawrence M. Thompson, Jr., dated September 25, 1997, which superseded Mr. Thompson's then-existing employment agreement. The agreement has an initial term of three years and, unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of three years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for the executive.

     If Mr. Thompson's employment is terminated without cause (as defined), whether or not a change in control (as defined) of Sovereign has occurred, or if Mr. Thompson voluntarily terminates employment for good reason (as defined) following a change in control, Mr. Thompson becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for three years. If, in the absence of a change in control, Mr. Thompson's employment is terminated without cause, cash benefits payable under the agreement are reduced by an amount equal to 25% of any compensation received from another employer. The agreement contains a provision restricting Mr. Thompson's right to compete, for a period of 12 months, after a voluntary termination of employment without good reason or any termination for cause; in all other circumstances, after termination of employment, there is no covenant not to compete. In the event severance payments and benefits under the agreement, when added to all other benefits in the nature of "parachute payments" under Code Section 280G, payable to Mr. Thompson would cause the excise tax provisions of Code Section 4999 to apply then the payments and benefits under such agreement will be reduced to the minimum extent necessary to avoid such tax.

     John P. Hamill. Sovereign has also entered into an employment agreement with John Hamill, dated January 7, 2000. The agreement has an initial term of three years and, thereafter, for such term as the parties mutually agree. The agreement provides a base salary which, if increased by action of the Board of Directors, is deemed to amend the employment agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and to receive insurance, vacations, pension and other fringe benefits.

     If Mr. Hamill voluntarily terminates employment for good reason (as defined) following a change in control (as defined), Mr. Hamill becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the highest annual bonus received in three prior years), and insurance and other fringe benefits for three years. If in the absence of a change in control, Mr. Hamill's employment is terminated without cause, Mr. Hamill is entitled to continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for the greater of one year or the remaining term of the employment agreement. The agreement contains a provision restricting Mr. Hamill's right to compete, for a period of 12 months, after a voluntary termination of employment, in all other circumstances, after termination of employment, there is no covenant not to compete. In the event severance payments and benefits under the agreement, when added to all other benefits in the nature of "parachute payments" under Code Section 280G, payable to Mr. Hamill would cause the excise tax provisions of Code Section 4999 to apply, he is entitled to receive from Sovereign such additional payments as are necessary to neutralize the effect on him of the imposition of such tax, then the payments and benefits under such agreement will be reduced to the minimum extent necessary to avoid such tax.

     Joseph P. Campanelli. Sovereign has entered into an employment agreement with Joseph P. Campanelli, dated July 1, 1997. The agreement has an initial term of two years and, unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of two years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. The agreement also provides a base salary which, if increased by action of the Board of Directors becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors, and to receive benefits under both tax-qualified and nonqualified pension plans, and insurance, vacation, and other fringe benefits.

     If Mr. Campanelli's employment is terminated without cause (as defined), whether or not a change in control (as defined) of Sovereign has occurred, or if Mr. Campanelli voluntarily terminates employment for good reason (as defined) following a change in control, Mr. Campanelli becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus and insurance and other fringe benefits payable through the termination date. In addition, in the event of such termination, Mr. Campanelli is entitled to receive a lum sump severance payment equal to his base salary plus the highest of his last three annual bonuses, multiplied by two. The Agreement contains a provision restricting Mr. Campanelli's right to compete, for a period of 12 months, after a voluntary termination of employment without good reason or any termination for cause; in all other circumstances, after termination of employment, there is no covenant not to compete.


Indemnification

     The Bylaws of Sovereign provide for (i) indemnification of directors, officers, employees and agents of Sovereign and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Directors and officers of Sovereign are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign. The premium for 2001 was $673,680.

     On December 21, 1993, Sovereign Bank entered into an Indemnification Agreement (the "Indemnification Agreement") with Mr. Sidhu. The Indemnification Agreement provides that Sovereign Bank will indemnify Mr. Sidhu to the fullest extent permitted by applicable law and regulation for all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim relating to, among other things, the fact that Mr. Sidhu is or was a director or officer of Sovereign or Sovereign Bank (an "Indemnifiable Claim"). Sovereign Bank will also advance expenses upon Mr. Sidhu's request in connection with any Indemnifiable Claim.

     Sovereign Bank's indemnification obligations are subject to the condition that a Reviewing Party (as defined in the Indemnification Agreement) shall not have determined that Mr. Sidhu would not be permitted to be indemnified under applicable law. To the extent that it is subsequently determined that Mr. Sidhu is not entitled to indemnification, he is required to reimburse Sovereign Bank for any amounts previously paid.

     Upon a Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, all determinations regarding Sovereign Bank's indemnification obligations under the Indemnification Agreement will be made by Independent Legal Counsel (as defined in the Indemnification Agreement). Upon a Potential Change in Control (as defined in the Indemnification

Agreement) of Sovereign or Sovereign Bank, Sovereign Bank will, upon written request by Mr. Sidhu, create and fund a trust for the benefit of Mr. Sidhu in order to ensure satisfaction of Sovereign Bank's indemnification obligations under the Indemnification Agreement.


Indebtedness of Management

     As permitted by applicable federal banking laws, Sovereign Bank offered consumer loans and residential mortgage loans to directors and employees of Sovereign and its subsidiaries with at least one year of continuous service at preferential terms with respect to interest rates and loan fees. Specifically, interest rates offered to such persons were up to 1% lower than rates offered to nonaffiliated persons for similar transactions, and certain loan origination fees were waived. None of the loans were granted to directors or executive officers of Sovereign on terms that were preferential to the terms applicable to employees of Sovereign and Sovereign Bank at the time any such loan was made. All other loans to directors and executive officers of Sovereign (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Sovereign Bank with non-affiliated parties, except as permitted by applicable federal banking law and as described above, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features, except as otherwise described below.

     Under the executive loan program (the "Executive Loan Program") unanimously approved by non-interested members of the Board of Directors of Sovereign in 1999, Mr. Sidhu, Mr. Marlo, Mr. Thompson, and Mr. Campanelli each had outstanding loans from Sovereign with principal amounts that did not exceed $6.91 million, $470,490, $1.1 million and $27,685, respectively, in 2001. The executive officers presently intend to repay the loans on or before March 1, 2003. The terms of these loans provide that principal is payable on demand by Sovereign and interest accrues at a rate equal to the short-term Applicable Federal Rate under the Internal Revenue Code. The loans to Messrs. Sidhu, Marlo and Thompson are fully secured. Each loan is with full recourse to the executive, and Sovereign possesses a right of set-off against all amounts Sovereign and Sovereign Bank owe to each executive, including salary, bonus or other forms of compensation and amounts under any time, demand or other deposit accounts. The Executive Loan Program was established to help senior executive officers maintain their significant ownership interest in Sovereign common stock. The Board of Directors believes the Executive Loan Program, which is similar to loan programs adopted by other financial institutions, promotes the alignment of management's and shareholders' interests and encourages senior management to act like owners of Sovereign with a focus on value creation.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Sovereign's officers and directors, and any persons owning ten percent or more of Sovereign's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish Sovereign with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in Sovereign's proxy statement. Based solely on Sovereign's review of any copies of such statements received by it, and on written representations from Sovereign's existing directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, Sovereign believes that all such statements were timely filed in 2001 except for a Form 5 that was inadvertently filed late by Mr. Fry.


Other

     Cameron C. Troilo, a Class I director, leases space to Sovereign Bank for its branch and commercial lending facilities located in Newtown, Pennsylvania, and its administrative office located in

Lawrenceville, New Jersey. The aggregate rental for these facilities in 2001 was $618,700, excluding operating expenses and reimbursement for electricity. Sovereign believes that the amount of rent charged by Mr. Troilo is not in excess of the amount of rent charged by unrelated parties for similar premises in the area.


Performance Graphs

     The following graphs and tables compare the percentage change in the cumulative total returns on Sovereign's common stock, the S&P 500 Index, the S&P Bank Index and NASDAQ Bank Index for the periods indicated. Sovereign has elected to substitute the S&P Bank Index for the NASDAQ Bank Index because Sovereign moved the listing of its common stock from the NASDAQ National Market to the New York Stock Exchange on July 10, 2001, and the S&P Bank Index is composed of financial institutions with characteristics that serve as a more relevant peer group for Sovereign.


     The graphs and tables were prepared assuming that $100 was invested in Sovereign's common stock, the S&P 500 Index, the S&P Bank Index and the NASDAQ Bank Index on December 31, 1991 and December 31, 1996, as the case may be, and assumes the reinvestment of dividends.


                           Ten-Year Performance Graph

                               [GRAPHIC OMITTED]




                                               Period Ending
                      ----------------------------------------------------------------
Index                   12/31/91     12/31/92     12/31/93     12/31/94     12/31/95
Sovereign Bancorp,
 Inc. ...............  $  100.00    $  197.95    $  350.69    $  229.81    $  318.37
S&P 500 .............     100.00       107.62       118.47       120.03       165.14
NASDAQ Bank
 Index* .............     100.00       145.57       166.09       165.48       246.58
S&P Bank Index ......     100.00       131.40       144.31       137.21       217.37



                                                      Period Ending
                      -----------------------------------------------------------------------------
Index                   12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
Sovereign Bancorp,
 Inc. ...............  $  436.83    $  833.52    $  690.23    $  364.01    $  402.41    $  612.44
S&P 500 .............     202.89       270.60       347.84       421.04       382.69       337.23
NASDAQ Bank
 Index* .............     325.58       545.04       541.54       520.57       593.79       642.82
S&P Bank Index ......     305.98       440.42       469.29       409.69       481.32       484.04

                          Five-Year Performance Graph

                               [GRAPHIC OMITTED]






                                                                        Period Ending
                                     -----------------------------------------------------------------------------------
Index                                  12/31/96       12/31/97       12/31/98      12/31/99     12/31/00      12/31/01
Sovereign Bancorp, Inc. ..........    $  100.00      $  190.81      $  158.01      $  83.33     $  92.12     $  140.20
S&P 500 ..........................       100.00         133.37         171.44        207.52       188.62        166.22

NASDAQ Bank Index* ...............       100.00         167.41         166.33        159.89       182.38        197.44
S&P Bank Index ...................       100.00         143.94         153.37        133.89       157.30        158.19

*Source: CRSP, Center for Research in Security Prices, Graduate School of
 Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.com.

                       PROPOSAL TO RATIFY APPOINTMENT OF
                             INDEPENDENT AUDITORS

     The Board of Directors of Sovereign has appointed Ernst & Young LLP, independent auditors, as Sovereign's independent auditors for the fiscal year ending December 31, 2002. No determination has been made as to what action Sovereign's Board of Directors would take if shareholders do not ratify the appointment.

     Ernst & Young LLP has conducted the audit of the financial statements of Sovereign and its subsidiaries for the year ended December 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

     Set forth below is information relating to the aggregate Ernst & Young LLP fees for professional services provided to Sovereign for the fiscal year ended December 31, 2001.

     Audit Fees:

     The aggregate Ernst & Young LLP fees for all professional services provided in connection with the audit of Sovereign's financial statements for the fiscal year ended December 31, 2001 and for the reviews of the unaudited financial statements included in Sovereign's Quarterly Reports on Form 10-Q for 2001 were $825,000.

     Financial Information Systems Design and Implementation Fees:

     Sovereign did not engage Ernst & Young LLP to provide advice to Sovereign regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     All Other Fees:

     The aggregate Ernst & Young LLP fees for professional services provided to Sovereign during the fiscal year ended December 31, 2001 for all other non-audit services were $2.7 million, including audit related services of $1.7 million, and tax advisory and other non-audit services of $1.0 million.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Meeting is required to ratify the appointment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.


                            ADDITIONAL INFORMATION

     Sovereign's 2003 Annual Meeting of Shareholders will be held on or about April 23, 2003.

     In accordance with the Bylaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 150 days prior to such annual meeting. For the 2003 Annual Meeting of Shareholders, this period will begin on November 24, 2002 and end on January 23, 2003.

     Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 2003 Annual Meeting of Shareholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before November 25, 2002.

     In accordance with the Bylaws of Sovereign, any shareholder entitled to vote for the election of directors may nominate candidates for election to the Board provided that the shareholder has given notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign not less than 90 days nor more than 120 days prior to such annual meeting. For the 2003 Annual Meeting of Shareholders, this period will begin on December 24, 2002 and end on January 23, 2003.

     Shareholders may also recommend qualified persons for consideration by the Board of Directors to be included in Sovereign's proxy materials as a nominee of the Board of Directors. Shareholders making a recommendation must submit the same information as that required to be included by Sovereign in its Proxy Statement with respect to nominees of the Board of Directors. The shareholder recommendation should be submitted in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn:
Secretary), on or before January 23, 2003.

     Sovereign's Annual Report to the Shareholders for the year ended December 31, 2001 is enclosed herewith. Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, has been combined with the Annual Report to Shareholders, as permitted by SEC rules. Sovereign's Annual Report is furnished to shareholders for their information. No part of the Annual Report is incorporated by reference herein.

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF SOVEREIGN'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2001, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM DAVID A. SILVERMAN, SECRETARY, SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SOVEREIGN'S COMMON STOCK ENTITLED TO VOTE AT THE MEETING.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   /s/ David A. Silverman
                                   --------------------------
                                   David A. Silverman
                                   Secretary


PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

[SOVEREIGN BANCORP LOGO]     VOTE BY MAIL
                             Mark, sign, and date your proxy card and return it in the
                             postage-paid envelope we have provided or return it to
                             Sovereign Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood,
                             NY 11717.

                             If you are a shareholder planning to attend the annual
                             meeting, please:

                                  -retain the admission ticket included inside the proxy
                             statement and present it at the annual meeting; and

                                  -complete and return the attendance card included in
                             the proxy statement as soon as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             SBANC1          KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - -
                                                                                       DETACH AND RETURN THIS PORTION ONLY
                                 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


SOVEREIGN BANCORP, INC.                                                   -----
                                                                               |
                                                                               |
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"      FOR   WITHHOLD   FOR ALL
                                                    ALL      ALL     EXCEPT

MATTER NO. 1: ELECTION OF CLASS III DIRECTORS       [ ]      [ ]       [ ]
TO SERVE UNTIL 2005
01) John A. Fry and 02) Andrew C. Hove, Jr.

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.


-------------------------------------------------------------------------------

                                                     FOR   AGAINST    ABSTAIN
MATTER NO. 2: RATIFY THE APPOINTMENT OF ERNST &
YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR    [ ]      [ ]       [ ]
THE FISCAL YEAR ENDING DECEMBER 31, 2002.

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR OR TRUSTEE, PLEASE GIVE FULL TITLE AS SUCH.



---------------------------------------        --------------------------------
                                  |                               |
---------------------------------------        --------------------------------
Signature [PLEASE SIGN WITHIN BOX] DATE        Signature (Joint Owners)   Date

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - -

-------------------------------------------------------------------------------

                            SOVEREIGN BANCORP, INC.

     I/We hereby appoint James D. Hogan, Dennis S. Marlo, Patricia A. Zong and David A. Silverman, or any one of them, acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Sovereign Bancorp, Inc. ("Sovereign") held of record by me/us on March 1, 2002, at the Annual Meeting of Shareholders to be held on Wednesday, April 24, 2002, or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF CLASS III DIRECTORS AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment thereof, as provided in the rules of the Securities and Exchange Commission.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                    Please vote and sign on the other side.


  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.

-------------------------------------------------------------------------------